Exhibit 99.1

Focus Enhancements Announces Preliminary Fourth Quarter and Full Year
                        2006 Financial Results

    - Expects Revenue of Approximately $10.3 Million for the Fourth Quarter, an Increase of 69 Percent Over the Fourth Quarter of 2005 -


    CAMPBELL, Calif.--(BUSINESS WIRE)--Feb. 20, 2007--Focus
Enhancements, Inc. (NASDAQ:FCSE), a worldwide leader in semiconductor technology for the Ultra Wideband (UWB) wireless and PC-to-TV conversion markets and in video production, announced preliminary financial results for the fourth quarter and full year 2006.

    Fourth Quarter 2006 Preliminary Comments

    Total revenue for the fourth quarter of 2006 is expected to be approximately $10.3 million, which represents a 69 percent increase over the $6.1 million reported in the same period last year. For the quarter, the Semiconductor business is expected to contribute approximately 30 percent of revenue and the Systems business is expected to contribute approximately 70 percent. Gross margin as a percentage of revenue is expected to be approximately 48 percent for the quarter, compared to 39 percent in the fourth quarter of last year. For the quarter, operating expenses are expected to be approximately $7.2 million, compared to $5.5 million last year. Net loss per share for the quarter is expected to be approximately $0.04, compared to $0.05 in the fourth quarter last year.

    Full Year 2006 Preliminary Comments

    Total revenue for the year ended December 31, 2006 is expected to be approximately $37.5 million, which represents a 52 percent increase over $24.6 million reported for 2005. For the year, the Semiconductor business is expected to contribute approximately 33 percent of revenue and the Systems business is expected to contribute approximately 67 percent. Gross margin as a percentage of revenue is expected to be approximately 46 percent for the year, compared to 37 percent last year. For the year, operating expenses are expected to be approximately $26.3 million, compared to $24.0 million in 2005. Net loss per share is expected to be approximately $0.23, compared $0.25 in 2005.

    Cash and cash equivalents plus available credit facilities is expected to increase to approximately $6.5 million at December 31, 2006 from $5.8 million at September 30, 2006.

    "We met our quarterly and annual revenue expectations based on the successful execution on our strategy to further penetrate the portable media player (PMP) market, which was complemented by the strong performance of our FireStore and ProxSys(R) products," said Brett Moyer, CEO of Focus Enhancements. "Our TV-out semiconductor technology is powering many of the leading PMPs, and our products continue to be designed into more portable media devices. In addition, we are working to commercialize our leading UWB chipset to enable wireless video connectivity, for which we anticipate revenue in the third quarter of 2007. Based on our product pipeline and the strong reception our products received at CES in January, we believe we are well positioned for further growth in 2007."

    These expected results are preliminary. There can be no assurance that the company's final results for the fourth quarter and full year 2006 will be within the range specified above. Final results for the fourth quarter ended December 31, 2006 are expected to be reported on March 1, 2007 at which time management will conduct a conference call.

    About Focus Enhancements, Inc.

    Focus Enhancements Inc. (NASDAQ CM:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company's Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB, and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company's Systems Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company's SEC filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

    Safe Harbor Statement

    Statements in this press release which are not historical including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management's plans to complete its Ultra Wideband
(UWB) semiconductor chip designs, and the performance of its UWB technology in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include unforeseen increased costs in research and development, the company's ability to maintain adequate funding to develop and implement UWB technology, the performance and acceptance of its UWB technology when successfully moved to silicon and the risk factors specified in the company's Form 10-K for the year ended December 31, 2005, Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006, as well as other filings with the SEC. These statements are based on information as of February 20, 2007 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: Lippert/Heilshorn & Assoc. for Focus Enhancements
             Mary Magnani, 415-433-3777 (Investors)
             mmagnani@lhai.com